Exhibit 99.1

303 East Wacker Drive

Financial Statements

For the Period
January 1, 2007 to January 4, 2007 and
For the Year Ended
December 31, 2006

Table of Contents

Page

Independent auditors’ report	2

Statements of revenue over certain operating expenses	3

Notes accompanying the statements of revenue over certain operating expenses	4

INDEPENDENT AUDITORS' REPORT

To the Stockholders

FSP 303 East Wacker Drive Corp.
Wakefield, Massachusetts

We have audited the accompanying statements of revenue over certain operating expenses (the "Statements") of 303 East Wacker Drive for the period January 1, 2007 to January 4, 2007 and for the year ended December 31, 2006. These Statements are the responsibility of the Property’s management. Our responsibility is to express an opinion on these Statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the Statements are free of material misstatements.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall Statements’ presentation.  We believe that our audits provide a reasonable basis for our opinion.

The accompanying Statements were prepared to comply with the requirements of Rule 8-06 of Regulation S-X of the Securities and Exchange Commission, and exclude certain expenses described in Note 2 and, therefore, are not intended to be a complete presentation of the Property’s revenue and expenses.

In our opinion, these Statements referred to above present fairly, in all material respects, the revenue over certain operating expenses of 303 East Wacker Drive. for the period January 1, 2007 to January 4, 2007 and for the year ended December 31, 2006 in conformity with the basis of accounting described in Note 2.

/s/ Braver PC
Newton, Massachusetts
March 24, 2008

303 EAST WACKER DRIVE
STATEMENTS OF REVENUE OVER CERTAIN OPERATING EXPENSES
FOR THE PERIOD JANUARY 1, 2007 TO JANUARY 4, 2007
AND FOR THE YEAR ENDED DECEMBER 31, 2006

	For the period January 1, 2007 to	For the Year Ended December 31,
	January 4, 2007	2006
Revenue

Rental income	$244,506	$21,679,391

Certain operating expenses

Taxes and insurance	62,882	5,599,515
Management fees	5,696	512,649
Administrative	7,968	430,723
Operating and maintenance	70,072	4,515,588

	146,618	11,058,475

Excess of revenue over certain operating expenses	$97,888	$10,620,916

The accompanying notes are an integral part of the statements of revenue over certain operating expenses.

303 EAST WACKER DRIVE
NOTES ACCOMPANYING THE STATEMENTS OF
REVENUE OVER CERTAIN OPERATING EXPENSES
FOR THE PERIOD JANUARY 1, 2007 TO JANUARY 4, 2007
AND FOR THE YEAR ENDED DECEMBER 31, 2006

1.	DESCRIPTION OF THE PROPERTY:

The accompanying statements of revenue over certain operating expenses (the “Statements”) include the operations of a  commercial building located in Chicago, Illinois (the “Property”).  The Property is a fully constructed, multi-tenant, twenty-eight story, Class “A” office tower containing approximately 859,187 square feet of rentable space completed in 1979.  The Property was owned by 303 Wacker Realty L.L.C. and sold to FSP 303 East Wacker Drive Corp. (the “Company”) on January 5, 2007.

2.	BASIS OF ACCOUNTING:

The accompanying Statements have been prepared on the accrual basis of accounting.  The Statements have been prepared in accordance with Rule 8-06 of Regulation S-X of the Securities and Exchange Commission for real estate properties acquired or to be acquired.  Accordingly, these Statements exclude certain historical expenses not comparable to the operations of the Property after acquisition such as amortization, depreciation, interest, corporate expenses and certain other costs not directly related to future operations of the Property.

3.	REVENUE RECOGNITION:

Rental revenue includes income from the lease, certain reimbursable expenses, and straight-line rent adjustments associated with renting the Property.  A summary of rental revenue is shown in the following table:

	January 1, 2007 to	Year Ended December 31,
	January 4, 2007	2006

Income from leases	$136,848	$11,645,296
Straight-line rent adjustment	1,080	302,740
Reimbursable expenses	106,578	9,731,355

Total	$244,506	$21,679,391

The Company has retained substantially all of the risks and benefits of the Property and accounts for its leases as operating leases.  Rental income from the lease, which includes rent concessions (including free rent and tenant improvement allowances) and scheduled increases in rental rates during the lease term, is recognized on a straight-line basis.  The Company does not have any percentage rent arrangements with its tenant.  Reimbursable costs are included in rental income in the period earned.

4.	USE OF ESTIMATES:

The preparation of the Statements in conformity with the basis of accounting described in Note 2 requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

303 EAST WACKER DRIVE
NOTES ACCOMPANYING THE STATEMENTS OF
REVENUE OVER CERTAIN OPERATING EXPENSES
FOR THE PERIOD JANUARY 1, 2007 TO JANUARY 4, 2007
AND FOR THE YEAR ENDED DECEMBER 31, 2006

5.	CONCENTRATIONS OF RISKS:

For the period January 1, 2007 to January 4, 2007 and for the year ended December 31, 2006, 55% of the rental income was received from three lessees.  As such, future receipts are dependent upon the financial strength of these lessees and their ability to perform under their respective lease agreements.

6.	LEASES:

The Company, as lessor, has minimum future rentals due under non-cancelable operating leases as follows:

	Period Ending
	December 31,	Amount
(in thousands)
	2007	$11,477
	2008	11,253
	2009	9,868
	2010	8,270
	2011	8,097
	Thereafter	17,676

		$66,641

In addition, the lessees are liable for real estate taxes and operating expenses as direct expenses to the lessees.